Exhibit 99.5

Nationwide at a glance

Our History

Nationwide was founded as a mutual company in 1926 to serve the needs of our customers. Although we’ve grown to be one of the largest insurance and financial services companies in the U.S., our focus remains unchanged. We help our customers do together what they cannot do alone, and we keep this commitment through capital strength and financial stability. Nationwide is based in Columbus, Ohio, and employs approximately 33,000 associates across the U.S.

Financial Strength — First Half 2011

•                  Total operating revenue: $10.5 billion

•                  Net income: $219 million

•                  Total assets: $152.6 billion

•                  Statutory surplus: $13.1 billion

•                  Policyholder equity: $17.3 billion

•                  Rated A+ by A.M. Best and Standard & Poor’s

Our Products

Nationwide provides a full range of personalized insurance and financial services through two primary business segments:

•                  Property and casualty: Auto and homeowners insurance, farm coverage, agribusiness and commercial insurance, excess and surplus lines, specialty health and pet insurance

•                  Financial services: Traditional life insurance, fixed and variable annuities, variable and universal life insurance, banking, mutual funds, public- and private sector retirement plans

One Company, Many Brands

Nationwide distributes its products through multiple channels—exclusive agents, independent agencies and direct (phone and Internet). We are one company, but we go to market as many different brands.

•                  Allied Insurance

•                  Nationwide Agribusiness

•                  Nationwide Bank

•                  Nationwide Financial

•                  Nationwide Insurance

•                  Scottsdale Insurance Company

•                  Titan Insurance

•                  VPI Pet Insurance

Rankings and Numbers

•                  #127 on the Fortune 500

•                  15 million policies in force

•                  #1 writer of farm insurance in the U.S.

•                  6th largest auto insurer in the U.S.

•                  7th largest homeowner insurer in the U.S.

•                  #1 provider of public-sector retirement plans

•                  4th largest excess and surplus lines carrier

•                  #1 veterinarian-recommended pet insurance

Learn More

To learn more, visit nationwide.com.

Issued Oct. 11, 2011

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, a proxy statement of Harleysville Group Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov. Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.